EX-99.j.1.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectus and “Portfolio holdings disclosure policies and procedures — Arrangements to disclose portfolio holdings to service providers and fiduciaries”, “Independent registered public accounting firm” and “Financial statements and report of independent registered public accounting firm” in the Statement of Additional Information and to the incorporation by reference of our report dated August 29, 2011 in this Registration Statement (Form N-IA Nos. 033-47287 and 811-06637) of The UBS Funds.

/s/ ERNST & YOUNG LLP

New York, New York
December 23, 2011